Exhibit 99.1

News Release

Media Contact:	Amy Rose	Investor Contact:	Graeme Bell
	(908) 423-6537		(908) 423-5185
Merck Remains Confident in Future Growth as it
Executes on New Strategy
•	Merck’s Pipeline Shows Significant Progress with Three New Drug Applications (NDA) Expected to be Filed with the U. S. Food and Drug Administration (FDA) in 2007; Four Additional Products in or on Track for Phase III Studies by Mid-2007

•	Successful Early Launches of GARDASIL, JANUVIA and Three Other New Medicines and Vaccines Incorporate Aspects of New Commercial Model

•	Strong Cash Flow Supports Current Dividend and Opportunity for Share Repurchases, Contributing to Total Shareholder Returns

•	Company Remains on Track to Deliver Long-Term, Double-Digit Compound Annual EPS Growth from 2005 to 2010, Excluding One-Time Items and Restructuring Charges
WHITEHOUSE STATION, N.J. — Dec. 12, 2006 — Merck & Co., Inc. continues to execute on its strategy to reclaim its leadership position in the pharmaceutical industry, Merck Chief Executive Officer and President Richard T. Clark will tell investors and analysts today at the Merck Annual Business Briefing.
     “We’ve successfully launched five novel medicines and vaccines; advanced promising products through every phase of our pipeline; and driven the continued success of our in-line products. We’ve accomplished this even as we’re executing on a new strategy, reinvesting to support our success and making our cost structure lean and flexible,” Mr. Clark said.
     Mr. Clark and Merck’s senior management team have led a Company-wide effort to change every aspect of Merck’s business. Under the new operating model, customer focus drives the drug discovery, development, and marketing process.
     “During 2006, we have gathered the momentum we need to continue towards the performance goals we established last year: delivering double-digit compound annual earnings per share growth, excluding charges and one-time items, by 2010 from our 2005 base,” said Mr. Clark.
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     “Of course, even as we change our business model, one thing remains the same. We are still a company whose mission is to discover and develop novel medicines and vaccines that address unmet medical needs and to get those products to the people who need them.”
After a Strong 2006, Merck’s Pipeline Continues to Show Significant Progress
     Building on the five FDA approvals Merck received in 2006, the Company anticipates three NDA filings in 2007 including MK-0518, a first-in-class HIV integrase inhibitor; Gaboxadol, a novel compound from Merck’s alliance with H. Lundbeck A/S for the treatment of insomnia; and MK-0524A, an extended-release niacin combined with a novel flushing pathway inhibitor. These filings are in addition to the three products currently under FDA review—JANUMET (previously referred to as MK-0431A) for the treatment of type 2 diabetes; EMEND IV (MK-0517), an intravenous therapy for chemotherapy-induced nausea and vomiting; and ARCOXIA, Merck’s selective Cox-2 inhibitor for osteoarthritis. Regarding ARCOXIA, Merck has been advised that the FDA will hold an Advisory Committee meeting, but no timing has been disclosed.
     “Our focus on targeted therapeutic areas has helped us advance promising products through every phase of development in our pipeline. In addition to the three anticipated FDA filings in 2007, Merck also has, or expects to have by mid-year 2007, four products in Phase III development,” according to Peter S. Kim, Ph.D., president of Merck Research Laboratories.
     These four products are:
•	MK-0524B, which combines the novel approach to raising HDL-C and lowering triglycerides from MK-524A with the proven benefits of simvastatin, could potentially reduce coronary heart disease risk beyond what statins provide alone. The compound is already in Phase III development and Merck now anticipates filing an NDA with the FDA for MK-0524B in 2008.

•	MK-0364 is a highly selective cannabinoid-1 (CB-1) receptor inverse agonist that has shown to be efficacious in weight loss versus placebo in early clinical studies. The Company previously announced the initiation of a targeted Phase III program in 2006. Merck anticipates filing an NDA with the FDA in 2008.

•	MK-0974 utilizes a new mechanism for the treatment of migraines that has shown to have efficacy comparable or superior to triptans in early clinical studies. The Company plans to initiate its Phase III program with MK-0974 during the first quarter of 2007 and anticipates filing an NDA with the FDA in 2009.
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•	MK-0822 is an inhibitor of Cathepsin K, which treats osteoporosis through decreased bone resorption. The Phase III program is anticipated to begin in mid-2007. Merck anticipates filing an NDA with the FDA in 2011.
     Dr. Kim is also expected to highlight two additional compounds in Phase II development:
•	MK-0859, an inhibitor of the Cholesterol Ester Transfer Protein (CETP) that in early clinical trials has shown promise in lipid management by raising HDL-C and reducing LDL-C.

•	MK-0457, a novel inhibitor of Aurora kinase. Initial studies indicate that inhibiting Aurora kinase may be a potent inducer of apoptosis, or programmed cell death, in a wide range of tumors.
     As of Dec. 12, 2006, Merck’s pipeline includes 28 distinct therapeutic programs in Phase I and 21 in Phase II. In addition, there are five programs currently in Phase III and three submissions currently under FDA review. In the pipeline review, Merck does not include back-up compounds; additional indications for a compound in the same therapeutic area; or additional claims, line extensions or formulations for existing products.
     According to Dr. Kim, “Merck has already delivered an almost four-fold increase in research productivity in its early-stage pipeline since 2002. This is resulting in a progression of candidates into our later stages of development and a sustainable increase in our productivity without compromising Merck’s high standards.”
     Over the 24-month period from 2005 to 2007, Merck had originally committed to a nine-month reduction in late-stage cycle time with a seven-month reduction by the end of 2006. Dr. Kim will announce during his presentation that Merck exceeded the 2006 goal by three months and now expects to achieve more than a one-year cycle time reduction by the end of 2007.
     Highlighting Merck’s recent progress in incorporating scientific breakthroughs and new technologies into the drug discovery process, Dr. Kim will state that Merck is integrating advances in genomic research and using automated, genome scale, high-throughput RNAi screening for drug target discovery. These advances are improving Merck’s ability to identify potential novel drug targets in targeted therapeutic areas. Merck’s 2006 acquisitions of GlycoFi, Abmaxis and the potential acquisition of Sirna Therapeutics complement the Company’s existing internal capabilities in genomics.
     “We are delivering on our strategy of targeted acquisitions and alliances by signing 35 key agreements, as well as many other collaborations in 2006,” said Dr. Kim. “This, coupled with our strong internal research capabilities, will continue to help us build a pipeline that will support Merck’s long-term growth.”
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Leading the Way to a New Commercial Model
     Peter Loescher, president, Global Human Health, will report Merck’s progress on the development of the Company’s new commercial model. Merck is broadening its engagement with customers and scientific leaders, leveraging alternative channels to complement the effectiveness of its sales force, and driving growth in key markets, according to Mr. Loescher.
     Merck’s new commercial model is expected to lower spending per primary care brand by 15% to 20% in the United States by 2010 while still appropriately supporting the anticipated launches of a number of new products. Mr. Loescher will provide an interim target to lower the spending per primary care brand by 9% in the United States by 2007 as compared to the 2005 base.
     In 2005 and into 2006, Merck reduced the number of sales representatives promoting the same primary care brand by up to 50%, thus decreasing the number of representatives among the major in-line pharmaceutical brands by 1,500. This allowed Merck to redeploy the representatives to support its 2006 launches including GARDASIL, ROTATEQ and JANUVIA, while keeping the total number of representatives flat.
     “We are continuing to shift resources from traditional sales and marketing approaches to new channels and innovative approaches such as new e-detailing and video detailing programs to increase the productivity of our promotion and engage the physician in ways they find most useful,” Mr. Loescher said.
Merck Reaffirms Intention to Deliver on Projected Financial Targets by 2010
     Executive Vice President and Chief Financial Officer Judy C. Lewent will say Merck’s current and anticipated business performance, together with Merck’s ongoing inventory and capital management programs that contribute to ensuring strong cash flow, supports the Company’s commitment to maintaining its dividend at current levels and is also expected to provide opportunities for share repurchases.
     Ms. Lewent will reaffirm the Company’s full-year 2006 earnings per share (EPS) guidance of $2.48 to $2.52, excluding the restructuring charges related to site closures and position eliminations. Merck anticipates reported full-year 2006 EPS of $2.18 to $2.25. This 2006 guidance does not reflect the establishment of any reserves for any potential liability relating to the VIOXX litigation and does not include the impact of any potential acquired research expense relating to the anticipated Sirna Therapeutics acquisition.
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     Details on both the 2006 and 2007 guidance can be found on pages 8-9 and 10-11 of this press release.
     “Merck’s new and in-line pharmaceutical products and vaccines are expected to drive revenue at a compound annual growth rate of 4% to 6% from 2005 to 2010, including 50% of the revenues from the joint ventures from which Merck derives equity income,” Ms. Lewent said, reaffirming the Company’s longer-term financial prospects. We also expect that we can fully support our expanding pipeline with mid single-digit compound annual growth in research funding over the same period. By sustaining our cost management initiatives, Merck expects to fully capitalize on the promise of our expanding product portfolio while maintaining marketing and administrative expense flat in 2010 relative to the 2006 base.
     “We expect bottom-line earnings growth to begin in 2007, excluding restructuring charges and the impact of any potential acquired research expense relating to the anticipated Sirna Therapeutics acquisition,” Ms. Lewent continued. “As earnings growth strengthens by the end of the period, on a compound annual basis, earnings-per-share growth is expected to reach double digits, excluding restructuring costs, net tax charges, any one-time gains associated with the AstraZeneca partnership and the establishment of any reserves for any potential liability relating to the VIOXX litigation.”
     Ms. Lewent will review other elements of the Company’s long-term guidance during her presentation.
     Merck continues to expect the initial phase of the cost reduction program, announced in 2005, to yield cumulative pretax savings of $4.5 billion to $5.0 billion from 2006 through 2010. As previously stated, a significant portion of the total restructuring savings through 2010, or approximately $2 billion, is expected to result from the implementation of the Company’s new manufacturing supply strategy that was announced in November 2005. The Company continues to expect that these savings in manufacturing should enable Merck’s gross margin after 2008 to return to levels consistent with those seen in the period prior to the loss of U.S. market exclusivity for ZOCOR.
     As part of the Company’s global restructuring program announced in November 2005, Merck remains on track to eliminate 7,000 positions by the end of 2008. Since the inception of the program through September 30, approximately 3,900 positions have been eliminated.
     The Company expects the pretax costs of the restructuring to be $900 million to $1 billion in 2006 and $300 million to $500 million in 2007. Through the end of 2008, when the initial phase of the restructuring program is substantially complete, the cumulative pretax costs of the
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restructuring activities announced in November 2005 are expected to range from $1.9 billion to $2.2 billion. Approximately 70% of the cumulative pretax costs are non-cash, relating primarily to accelerated depreciation for those facilities scheduled for closure.
     Merck anticipates capital expenditures of approximately $1.1 billion in 2006, a $200 million reduction from the $1.3 billion previously disclosed. Capital expenditures for 2007 are estimated to be $1.2 billion. As Merck continues its initiatives in managing capital, the total reduction over the 2005 to 2008 period is expected to be $1.4 billion versus the Company’s expectations for long-range capital spending at the end of 2004. Merck has already achieved $1 billion in aggregate procurement savings across the Company and remains on track to generate $1.2 billion in procurement savings by 2008.
VIOXX Update
As previously disclosed, individual and putative class actions have been filed against the Company in state and federal courts alleging personal injury and/or economic loss with respect to the purchase or use of VIOXX. A number of these actions are coordinated in a separate proceeding in a multidistrict litigation in the U.S. District Court for the Eastern District of Louisiana (the “MDL”), and in separate coordinated proceedings in state courts in the states of New Jersey, California and Texas; and in the counties of Philadelphia, Pennsylvania and Clark County, Nevada. As of November 30, the Company had been served or was aware that it had been named as a defendant in approximately 27,200 lawsuits, which include approximately 45,900 plaintiff groups alleging personal injuries resulting from the use of VIOXX, and in approximately 265 putative class actions alleging personal injuries and/or economic loss (all of the actions discussed in this paragraph are collectively referred to as the “VIOXX Product Liability Lawsuits”). Of these lawsuits, approximately 8,250 lawsuits representing approximately 23,600 plaintiff groups are or are slated to be in the federal MDL and approximately 16,600 lawsuits representing approximately 16,600 plaintiff groups are included in a coordinated proceeding in New Jersey Superior Court. In addition, as of Nov. 30, approximately 14,100 claimants had entered into Tolling Agreements with the Company, which halt the running of applicable statutes of limitations for those claimants who seek to toll claims alleging injuries resulting from a thrombotic cardiovascular event that results in a myocardial infarction or ischemic stroke.
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     In addition to the VIOXX Product Liability Lawsuits discussed above, the claims of over 3,000 plaintiff groups have been dismissed as of Sept. 30. Of these, there have been over 1,100 plaintiff groups whose claims were dismissed with prejudice (i.e. they can not be brought again) either by plaintiffs themselves or by the courts. Over 2,000 additional plaintiff groups have had their claims dismissed without prejudice (i.e. they can be brought again).
About Merck
     Merck & Co., Inc. is a global research-driven pharmaceutical company dedicated to putting patients first. Established in 1891, Merck discovers, develops, manufactures and markets vaccines and medicines to address unmet medical needs. The Company devotes extensive efforts to increase access to medicines through far-reaching programs that not only donate Merck medicines but help deliver them to the people who need them. Merck also publishes unbiased health information as a not-for-profit service. For more information, visit www.merck.com.
Forward-Looking Statement
     This press release, including the financial information that follows, contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential or financial performance. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect Merck’s business, particularly those mentioned in the cautionary statements in Item 1 of Merck’s Form 10-K for the year ended Dec. 31, 2005, and in its periodic reports on Form 10-Q and Form 8-K, which the Company incorporates by reference.
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Merck Financial Guidance for 2006
     Worldwide sales will be driven by the Company’s major products, including the impact of new studies and indications. Sales forecasts for those products for 2006 are as follows:

WORLDWIDE
PRODUCT	2006 SALES
SINGULAIR (Respiratory)	$3.4 to $3.7 billion
COZAAR/HYZAAR (Hypertension)	$3.0 to $3.3 billion
FOSAMAX (Osteoporosis)	$2.8 to $3.1 billion
ZOCOR (Cholesterol modifying)	$2.6 to $2.9 billion
Other reported products*	$6.6 to $6.9 billion
* Other reported products comprise: AGGRASTAT, ARCOXIA, CANCIDAS, COSOPT, CRIXIVAN, EMEND, INVANZ, MAXALT, PRIMAXIN, PROPECIA, PROSCAR, STOCRIN, TIMOPTIC/TIMOPTIC XE, TRUSOPT, Vaccines and VASOTEC/VASERETIC.
•	Under an agreement with AstraZeneca (AZN), Merck receives revenue at predetermined percentages of the U.S. sales of certain products by AZN, most notably NEXIUM. In 2006, Merck anticipates these revenues to be approximately $1.5 to $1.7 billion.

•	Equity income from affiliates includes the results of the Merck and Schering-Plough collaboration and SP-MSD, combined with the results of Merck’s other joint venture relationships. Equity income from affiliates is expected to be approximately $2.1 to $2.4 billion for 2006.

•	Product gross margin (PGM) percentage is estimated to be approximately 76% to 78% for the full year 2006. This guidance excludes the portion of the restructuring costs that will be included in product costs and will affect reported PGM in 2006. This guidance includes the impact of stock option expense.

•	Marketing and administrative expense is anticipated to increase at a mid-to-high single-digit percentage growth rate over the full-year 2005 level. The marketing and administrative expense guidance excludes the charges taken in the fourth quarter of 2005 and the third quarter of 2006 related solely to future legal defense costs of VIOXX litigation. The full-year 2005 and 2006 levels exclude the costs associated with position eliminations in 2005, as well as other restructuring costs pursuant to the Company’s streamlining of its business processes. The 2006 amount includes the impact of stock option expense.

•	Research and development expense (which excludes joint ventures) is anticipated to increase at a high single-digit percentage growth rate over the full-year 2005 level. Research and development expense in 2006 includes the impact of stock option expense and the second quarter 2006 acquired research expense relating to GlycoFi. The full-year 2006 level excludes the portion of the restructuring costs that are reported in research and development expense. The full-year 2006 R&D guidance does not include the impact of any potential acquired research expense relating to the anticipated Sirna Therapeutics acquisition.

•	Stock option expense is expected to be approximately $220 million in 2006. The impact of stock option expense is reflected in the materials and production, marketing and administrative, and research and development guidance respectively.
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•	As part of the Company’s restructuring of its operations, additional costs related to site closings, position eliminations and related costs will be incurred in 2006. The aggregate 2006 pretax expense related to these activities is estimated to be $900 million to $1.0 billion.

•	The consolidated 2006 tax rate is estimated to be approximately 26% to 28% (including the net tax rate impact in the second quarter related primarily to the acquisition of GlycoFi). This guidance does not reflect the tax rate impact of restructuring costs. The effective tax rate to be applied to the Company’s restructuring costs is at a higher level than the underlying effective tax rate guidance.

•	Merck plans to continue its stock buyback program in 2006. As of Nov. 30, $6.6 billion remains under the current buyback authorizations approved by Merck’s Board of Directors.
     Given these guidance elements, Merck anticipates full-year 2006 EPS of $2.48 to $2.52, excluding the restructuring charges related to site closures and position eliminations. Merck anticipates reported full-year 2006 EPS of $2.18 to $2.25. This 2006 guidance does not reflect the establishment of any reserves for any potential liability relating to the VIOXX litigation and does not include the impact of any potential acquired research expense relating to the anticipated Sirna Therapeutics acquisition.
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Merck Financial Guidance for 2007
     Worldwide sales will be driven by the Company’s major products, including the impact of new studies and indications. Sales forecasts for those products for 2007 are as follows:

WORLDWIDE
PRODUCT	2007 SALES
SINGULAIR (Respiratory)	$3.7 to $4.0 billion
COZAAR/HYZAAR (Hypertension)	$3.1 to $3.4 billion
Vaccines (as recorded by Merck & Co., Inc.)	$2.8 to $3.2 billion
FOSAMAX (Osteoporosis)	$2.6 to $2.9 billion
ZOCOR (Cholesterol modifying)	$0.6 to $0.9 billion
Other reported products*	$5.2 to $5.6 billion
* Other reported products comprise: AGGRASTAT, ARCOXIA, CANCIDAS, COSOPT, CRIXIVAN, EMEND, INVANZ, JANUVIA, MAXALT, PRIMAXIN, PROPECIA, PROSCAR, STOCRIN, TIMOPTIC/TIMOPTIC XE, TRUSOPT, VASOTEC/VASERETIC and ZOLINZA.
•	Under an agreement with AstraZeneca (AZN), Merck receives revenue at predetermined percentages of the U.S. sales of certain products by AZN, most notably NEXIUM. In 2007, Merck anticipates these revenues to be approximately $1.6 to $1.8 billion.

•	Equity income from affiliates includes the results of the Merck and Schering-Plough collaboration and SP-MSD, combined with the results of Merck’s other joint venture relationships. Equity income from affiliates is expected to be approximately $2.6 to $2.9 billion for 2007.

•	Product gross margin (PGM) percentage is estimated to be approximately 74% to 76% for the full year 2007. This guidance excludes the portion of the restructuring costs that will be included in product costs and will affect reported PGM in 2007.

•	Marketing and administrative expense is anticipated to increase between 0 and 2 percentage points over the full-year 2006 level. The marketing and administrative expense guidance excludes the charges taken in the third quarter of 2006 related solely to future legal defense costs of VIOXX litigation.

•	Research and development expense (which excludes joint ventures) is anticipated to increase at a low-to-mid single-digit percentage growth rate over the full-year 2006 level. The full-year 2006 level includes the second quarter 2006 acquired research expense relating to GlycoFi. The full-year 2006 level excludes the portion of the restructuring costs that are reported in research and development expense. The full-year 2007 research and development guidance does not include the impact of any potential acquired research expense relating to the anticipated Sirna Therapeutics acquisition.

•	As part of the Company’s restructuring of its operations, additional costs related to site closings, position eliminations and related costs will be incurred in 2007. The aggregate 2007 pretax expense related to these activities is estimated to be $300 million to $500 million.

•	The consolidated 2007 tax rate is estimated to be approximately 24% to 26%. This guidance does not reflect the tax rate impact of restructuring costs. The effective tax rate to be applied to the Company’s restructuring costs is at a higher level than the underlying effective tax rate guidance.
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•	Merck plans to continue its stock buyback program in 2007. As of Nov. 30, $6.6 billion remains under the current buyback authorizations approved by Merck’s Board of Directors.
     Given these guidance elements, Merck anticipates full-year 2007 EPS of $2.51 to $2.59, excluding the restructuring charges related to site closures and position eliminations. Merck anticipates reported full-year 2007 EPS of $2.36 to $2.49. This 2007 guidance does not reflect the establishment of any reserves for any potential liability relating to the VIOXX litigation and does not include the impact of any potential acquired research expense relating to the anticipated Sirna Therapeutics acquisition.
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